FOR IMMEDIATE RELEASE December 23, 2003	Contacts:	Investors Andrew Brown 212/697-2509	Media Robin Schoen 215/504-2122

HealthRamp and RxUSA.com, Inc. Announce RxPricePoint Alliance

Online Drug Store with Annual Sales of over $225 Million Joins

HealthRamp's Competitive Drug Pricing Program

New York, NY - Ramp Corporation [AMEX:RCO] and RxUSA.com today announced that RxUSA.com will be participating in HealthRamp's RxPricePoint program. RxPricePoint is delivered via HealthRamp's CarePoint technologies at the point of prescribing on a handheld device. CarePoint's patent pending RxPricePoint technology enables pricing data to be gathered from pharmacies nationwide to provide physicians with the lowest cost pharmacy option for a given patient at the point of care. Ramp, through its wholly-owned HealthRamp subsidiary, markets the CarePoint suite of technologies.

RxPricePoint lets physicians show their patients the pharmacy, mail order or retail, where they can locate the lowest-priced drugs for their prescription. Physicians can also inform their patients of the pharmacy with the best price for fulfilling any portfolio of prescriptions. Pharmacies participating in the program will pay HealthRamp an administrative processing fee for every prescription filled through RxPricePoint. Patients will be able to utilize the HealthRamp website to search for the lowest-cost drugs in their area, enabling them to proactively deliver this information to their physicians. Further information about RxPricePoint is available at www.HealthRamp.com/rxpricepoint, and it is expected that RxPricePoint will be made available by the end of the first quarter of 2004.

"RxUSA's early commitment to the RxPricePoint program is a strong endorsement of our efforts. Even at this early stage in its evolution, RxPricePoint appears poised to gather significant participation from both mail order and retail pharmacies. Our goal is to obtain the broadest possible participation amongst pharmacies, as this will ultimately deliver the most benefit to consumers. We are thrilled to be able to announce RxUSA's commitment to RxPricePoint, and look forward to them becoming a highly competitive participant, once RxPricePoint is made available to patients and physicians in the coming months," stated Ramp Chairman and CEO, Darryl Cohen.

"RxUSA's commitment to providing the highest quality drugs, at the lowest prices, is going to be offered to a growing audience as we aggressively participate in the RxPricePoint program. Our commitment to providing our customers with high quality products, only 100% US FDA-approved drugs and medicine, is in stark contrast to the products offered by Canadian or Foreign drugstores, all of which poses a severe health risk to American consumers. At the same time, our prices are exceptional, with most drugs being sold at deeply discounted prices, from 8 to 80% below Average Wholesale Price," stated Robert Drucker, President & CEO of RxUSA.com. "RxPricePoint represents a major innovation in how drugs will be sold to consumers, and we are excited to be an early participant in its formation. The challenges facing our country, relative to prescription drug costs, cannot be solved by offering marginal products, in replacement of strictly regulated ones. The potential repercussions of such a solution would be devastating to our society. RxPricePoint offers consumers a solution to obtaining the safest prescription drugs at the best available prices," concluded Drucker.

RxUSA.com is a New York State registered pharmacy with annual sales in excess of $225 million and offering more than 25,000 prescription drugs. RxUSA.com currently has agreements in place to manage drug fulfillment for over one million member lives utilizing mail order maintenance medications, emphasizing reasonable pricing, guaranteed 'best pricing program for manufacturers original package size (please visit www.rxusa.com/priceguaranty.htm) excellent service and full access to both branded and generic medications via the Internet, phone or email. RxUSA.com, Inc. is a private company whose home office is in Port Washington, NY. RxUSA, Inc. projects annual sales for the fiscal year 2004 at $325 million. (phone (800) 764-3648, fax# (516) 467-2539, internet: www.rxusa.com, e-mail info@rxusa.com )

Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CarePoint suite of technologies. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. Ramp's Frontline division provides a state of the art telecommunications center that enables 24/7 communication between a medical practice and its patients. The combination of these technologies is designed to provide access to safer and better healthcare. HealthRamp's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about HealthRamp, and its products and services, can be found at www.HealthRamp.com.

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Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.